Exhibit 8.1

August 4, 2017

ReTo Eco-Solutions, Inc.

c/o Beijing REIT Technology Development Co., Ltd.

X-702, 60 Anli Road, Chaoyang District, Beijing

People’s Republic of China 100101

Re: ReTo Eco-Solutions, Inc., Registration Statement Form F-1

Ladies and Gentlemen:

We have acted as counsel as to matters of United States law, including tax law, to ReTo Eco-Solutions, Inc., a British Virgin Islands company (the “Company”), in connection with the preparation and filing of the Company’s registration statement on Form F-1 and all amendments thereto (as amended, the “Registration Statement”), as filed with the Securities and Exchange Commission (the “Commission”) on August 4, 2017. The Registration Statement relates to the offering of 3,220,000 of the Company’s common shares, $0.001 par value per share (including up to 420,000 common shares that the underwriters in the offering have the option to purchase solely to cover over-allotments).

We have examined such documents and have reviewed such questions of law, as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon factual statements and factual representations of officers of the Company.

Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

The statements made in the Registration Statement, under the caption “Tax Matters Applicable to U.S. Holders of Our Common Shares,” to the extent such statements relate to matters of United States tax law and British Virgin Islands law, represent our opinion. This opinion is given under Item 601 of Regulation S-K, as our opinion regarding tax matters. All such statements are based upon laws and relevant interpretations thereof in effect as of the date of the prospectus, all of which are subject to change. Further, there can be no assurance that the Internal Revenue Service or a court will not take a contrary position.

Our opinions expressed above are limited to the tax laws of the United States. We assume no obligation to revise or supplement this letter in the event of any changes in law or fact arising after the date hereof; provided, however, that our opinions set forth in the Registration Statement will be revised, if needed to remain accurate in all material respects as of the effective date of the Registration Statement.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the Rules and Regulations of the Securities and Exchange Commission.

Sincerely,

/s/ Haneberg Hurlbert, PLC
Haneberg Hurlbert PLC